State of Delaware
Secretary of State
Division of Corporations
Delivered 08:10 AM 09/21/2011
FILED 08:08 AM 09/21/2011
SRV 111025162 - 5040761 FILE

CERTIFICATE OF FORMATION
of
CAPMARK AFFORDABLE EQUITY HOLDINGS LLC

September 21, 2011

This Certificate of Formation of Capmark Affordable Equity Holdings LLC is executed and filed by the undersigned authorized person to form a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company formed hereby is Capmark Affordable Equity Holdings LLC (the “LLC”).

2.	The address of the registered office of the LLC in Delaware is 2711 Centervilk Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.	The LLC’s registered agent at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation as of the date first written above.

/s/ David Sebastian
Name:	David Sebastian
Title:	Authorized Person